EXHIBIT 99

                               NASDAQ SYMBOL: LASE


LASERSIGHT INCORPORATED SHAREHOLDERS
PASS PROPOSALS AT SPECIAL MEETING FEB. 27, 1998

ST. LOUIS, MO (Feb. 27, 1998) - LaserSight Incorporated shareholders approved all three proposals presented at the company's special meeting of shareholders today. More than a quorum of overall votes were present.

         Shareholders first approved the future issuance of shares of the company's Common Stock resulting from conversions of LaserSight's Series B Preferred Stock and the exercise of related stock purchase warrants. LaserSight sold these securities in a private placement last August to fund its purchase from International Business Machines Corporation (IBM) of a patent portfolio related to a broad range of laser surgery technology. This proposal needed the approval of a majority of shares voted on the proposal, and approximately 92 percent of the shares voted were in favor of its passage.

         The shareholders also approved an increase in the number of authorized shares of Common Stock from 20 million to 40 million. This proposal, which needed the approval of a majority of shares outstanding, was approved by holders of approximately 83 percent of the outstanding shares.

         Finally, shareholders approved a proposal that would have allowed the company to adjourn the special meeting to another date or place if there were not enough votes today to approve the first two proposals. This proposal was approved by 91 percent of the shares voted on it.

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